Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
Form F-3 No. 333-98517 of Hanson Building Materials Ltd, Form S-8 No. 333-15028 pertaining to the Hanson PLC Employee Share Option Plans, No. 1 and No. 2 and Executive Share Option Plans A and B, Form S-8 No. 333-13968 pertaining to the Hanson PLC Long Term Incentive Plan and the Hanson PLC Share Option Plan, Form S-8 No. 333-14022 pertaining to the Hanson Building Materials America Retirement Savings and Investment Plan, and Form S-8 No. 333-14024 pertaining to the Hanson Building Materials America Retirement Savings and Investment Plan for Collectively Bargained Employees, of our reports dated February 24, 2005, with respect to the consolidated financial statements of Hanson PLC, Hanson PLC’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hanson PLC, included in this Annual Report (Form 20-F) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

London, England
March 2, 2005